Exhibit 4.3

EXECUTION VERSION

KIMBERLY-CLARK CORPORATION

Officers' Certificate Pursuant to

Sections 102 and 301 of the Indenture

Flavio Costa, Vice President and Treasurer, and Grant B. McGee, Corporate Secretary, of Kimberly-Clark Corporation, a Delaware corporation (the “Corporation”), each hereby certifies, pursuant to Sections 102 and 301 of the First Amended and Restated Indenture, dated as of March 1, 1988, between the Corporation and The Bank of New York Mellon Trust Company, N.A., as successor Trustee (the “Trustee”), as heretofore supplemented and amended (as heretofore supplemented and amended, the “Indenture”), as follows:

There has been established, pursuant to resolutions duly adopted by the Executive Committee of the Corporation’s Board of Directors, and the authorization signed by the Treasurer of the Corporation, true, correct and complete copies of which resolutions and authorization certified by the Secretary of the Corporation are being separately delivered on the date hereof at the closing to which this Certificate relates, Securities (as that term is defined in the Indenture) to be issued under the Indenture, which Securities shall be in the form attached to such Secretary's Certificate with such terms and in such form as determined by or pursuant to such resolutions, as follows:

(i)	The title of the Securities shall be:

(A)	“2.875% Notes due February 7, 2050”;

(ii)	The aggregate principal amount of the Securities that may be authenticated and delivered under the Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to or as contemplated by Section 304, 305, 306, 906 or 1107 of the Indenture) shall be $500,000,000;

(iii)	The principal of the Securities shall be payable on February 7, 2050;

(iv)	The Securities shall bear interest at 2.875% per annum, and such interest shall accrue from February 7, 2020; the Interest Payment Dates (as defined in the Indenture) on which such interest shall be payable shall be February 7 and August 7 of each year commencing August 7, 2020; and the Regular Record Dates (as defined in the Indenture) for the interest payable on any Interest Payment Dates shall be January 23 and July 23, respectively;

(v)	Payment of principal of (and premium, if any) and interest on the Securities will be payable at the office or agency of the Trustee (or such other of such bank offices as may be designated by such bank), and any bank or trust company designated in writing by the Trustee, located in the City of New York, New York;

(vi)	Prior to August 7, 2049 (the “Par Call Date”), the Securities will be redeemable as a whole or in part, at the option of the Corporation at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, and (b) the sum of the present values of the Remaining Scheduled Payments (as defined in the Securities) thereon, discounted to the redemption date on a semi-annual basis, at a comparable United States Treasury security rate plus 15 basis points, plus accrued and unpaid interest. On or after the Par Call Date, the Securities will be redeemable as a whole or in part, at the option of the Corporation at any time, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest to the date of redemption;

(vii)	If a Change of Control Repurchase Event (as defined in the Securities) occurs with respect to the Securities, unless the Corporation has exercised its right to redeem the Securities (as described above), the Corporation will make an offer to each Holder of Securities to repurchase all or any part (in denominations of $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of repurchase;

(viii)	The Securities shall be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof;

(ix)	The Securities shall not be entitled to any sinking fund;

(x)	The Securities shall be represented by one or more global notes registered in the name of The Depository Trust Company or its nominee;

(xi)	Sections 402 and 1006 of the Indenture, captioned “Defeasance and Discharge of Securities of Any Series” and “Defeasance of Certain Obligations,” respectively, shall apply to the Securities;

(xii)	The initial public offering price of the Securities shall be 99.680% of the principal amount thereof, plus accrued interest, if any, from February 7, 2020; and

(xiii)	In case of any conflict between this Certificate and the Securities in the form referred to above, the Securities shall control.

Each of the aforesaid officers further states pursuant to Section 102 of the Indenture that she or he has read the provisions of such Indenture setting forth the covenants and conditions relating to the issuance, authentication and delivery of the Securities, including Sections 201, 301 and 303 of the Indenture, and the definitions relating thereto; that the statements made in this Certificate are based upon the examination of such provisions of the Indenture and upon the relevant books and records of the Corporation; that she or he has, in her or his opinion, made such examination or investigation as is necessary to enable her or him to express an informed opinion as to whether or not the covenants and conditions relating to the issuance, authentication and delivery of the Securities has been complied with; and that, in her or his opinion, such covenants and conditions, and all conditions precedent, have been complied with.

As of the date hereof, and after giving effect to the issuance of $500,000,000 aggregate principal amount of the Securities, the aggregate amount borrowed or otherwise obtained from third parties by the Corporation and its consolidated subsidiaries under (1) the financing authorities approved by the Executive Committee of the Corporation’s Board of Directors on May 3, 2016, (2) any other financing authorization, structured financings and preferred securities of consolidated subsidiaries approved by the Board of Directors of the Corporation or of any of its consolidated subsidiaries, and (3) capital lease obligations, is no more than $9.9 billion and is therefore below the $10 billion borrowing authority established by the resolutions duly adopted by the Executive Committee of the Corporation’s Board of Directors on May 3, 2016.

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IN WITNESS WHEREOF, we have hereunto signed our names as of the 7th day of February 2020.

/s/ Flavio Costa
Flavio Costa
Vice President and Treasurer

/s/ Grant B. McGee
Grant B. McGee
Corporate Secretary

[Signature Page to Indenture Officers’ Certificate]